March 24, 1995




Danaher Corporation
1250 24th Street, N.W.
Suite 800
Washington, D.C.  20037

     Re:  Danaher Corporation Registration Statement on Form S-3

Dear Sirs:

     We have acted as counsel to Danaher Corporation, a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-3 including all amendments or supplements thereto, filed March 24, 1995 with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act") and the issuance of shares of the Company's Common Stock, par value of $0.01 per share (the "Shares"), pursuant to the Registration Statement.

     In this capacity, we have examined the Company's charter and By-Laws, the proceedings of the Board of Directors of the Company relating to the issuance of the Shares and such other documents, instruments and matters of law as we have deemed necessary to the rendering of this opinion. In such examination, we have assumed the genuineness of all signatures, the conformity of final documents in all material respects to the versions thereof submitted to us in draft form, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies.

     Based upon the foregoing, we are of the opinion and advise you that the Shares issued by the Company pursuant to the Agreement and Plan of Merger described in the Registration Statement have been duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

                              Very truly yours,





                              PIPER & MARBURY